Issuer Free Writing Prospectus

 Filed Pursuant to Rule 433

 Registration Statement No. 333-269606

 Dated April 6, 2023

 (To Preliminary Prospectus dated April 4, 2023)

Free Writing Prospectus

MAIA Biotechnology, Inc.

This free writing prospectus relates to the proposed public offering of shares of common stock, par value $0.0001 of MAIA Biotechnology, Inc. (the “Company”), which are being registered on a Registration Statement on Form S-1, as amended (No. 333-269606) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prospectus dated April 4, 2023 included in that Registration Statement, which can be accessed through the following link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/1878313/000156459023005432/maia-s1a.htm

We have filed the Registration Statement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about our Company and this offering. You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail: prospectus@think-equity.com.

TELOMERE TARGETING IMMUNOTHERAPIES FOR CANCER NYSE AMERICAN: MAIA April 2023

2 This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not conta in all of the information that you should consider before investing. We have filed a registration statement (including a prospectus) wi th the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering. You may access these documents for free by visiting EDGAR on the SEC Web site at http:// www.sec.gov . Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity , Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436 - 3673 or e - mail: prospectus@think - equity.com . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale o f t hese securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the regist rat ion or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectu s pursuant to a registration statement that is filed with the SEC after such registration statement becomes effective. FREE WRITING PROSPECTUS

3 All statements in this presentation, other than those relating to historical facts, are "forward - looking statements." These forw ard - looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies; statements that contain projections of results of operations or of financial condition; statements rel ati ng to the industry and government policies and regulations relating to our industry; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expec t, project, believe, or anticipate will or may occur in the future. Forward - looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward - looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe t o b e appropriate. Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward - looking statements include, among other things: the overa ll global economic environment; general market, political, and economic conditions in the countries in which we operate: projected capital expenditures and liquidity; changes in our strategy; government regulations and approvals; the application of certain service license; and litigation and regulatory proceedings. The Company has filed a registration statement on Form S - 1, as may be amended (Registration No .: 333 - 269606). Before you invest, you should carefully read the registration statement, including the factors described in the “RISK FACTORS” section of the Registration Statement and other documents that we have filed, and will subseq uen tly file, with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business and industry and for more complete information about us and the offering. You may get the se documents for free by visiting EDGAR on the Commission's website at www.sec.gov. We caution you that forward - looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, th e factors referenced in the "Risk Factors” section of the Registration Statement. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate ar e consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods. This presentation shall not constitute an offer to sell or the solic ita tion of an offer to sell or the solicitation of an offer to buy any of our securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or q ual ification under the securities laws of any such jurisdiction. Any offering of securities can only be made in compliance with applicable securities laws. You should read carefully the factors described in the “Risk Factors" section of the Registration Statement to better understand the risks and uncertainties inherent in our business and underlying any forward - looking statements. These statements are only current predictions and are subject to known a nd unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the for war d - looking statements. You should not rely upon forward - looking statements as predictions of future events. Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot g uarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward - looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus. These forward - looking statements speak only as of the date of this presentation, and we assume no obligation to update or revise these forward - looking statements for any reason. FORWARD - LOOKING STATEMENTS

A picture containing indoor, hospital room, kitchen, room Description automatically generated A black and white logo Description automatically generated with low confidence INVESTMENT OVERVIEW • Telomere - Targeting Agents: o THIO in clinic o Advancing pipeline • Efficacy • Safety • FDA: 2 Orphan Drug Designations • REGN: Clinical Supply Agreement • Phase 2 THIO - 101 trial in NSCLC underway o Enrolling in AUS and EU o On track to open sites in US in 2023 o Upcoming Milestones: Safety, ORR, DoR • Phase 2 THIO - 102 basket/umbrella trial in 2023 • THIO - 103 basket trial in 2023 4

5 ROBUST PIPELINE THIO Telomere targeting agent THIO - 101 NSCLC THIO à Libtayo 2 nd Generation Telomere targeting agents Ph 2 Enrolling July 2022 THIO - 102 CRC , HCC, ST THIO à CPI THIO - 103 NSCLC, SCLC First Line Ph 2 Planning Ph 2/3 Planning MAIA - 2021 - 20 Multiple Indications MAIA - 2022 - 12 Multiple Indications Worldwide rights owned by MAIA Worldwide rights owned by MAIA Worldwide rights owned by MAIA Developed in - house fully - owned by MAIA PRECLINICAL PHASE 1 PHASE 2 PHASE 3 COLLABORATION & RIGHTS

6 THIO (6 - thio - dG) Telomere Targeting Agent • Small molecule • Eligible for NCE marketing exclusivity • Dual MoA : telomere targeting + immunogenic • CR with No Recurrence in vivo in Lung, Colorectal, Liver, Melanoma, Brain Cancer (GBM, DIPG, MB), etc • FDA Orphan Drug Designations: HCC and SCLC Next Generation Telomere Targeting Candidates • Similar MoA • Structures: evolution of THIO; other new structures • Objective: advance to pre - IND development one agent every 12 months SCIENCE OVERVIEW

MISSION AND APPROACH Company Logo 7

Cancer is the most dominant of the age - related disease categories and has life altering impacts in the lives of patients and their close ones Population aged >80 expected to triple by 2050 2020 2050 Cancer is the most dominant age - related disease At age 90: 40% will be diagnosed 20% will die of it 142 million 426 million 8

THIO is the only direct telomere targeting agent currently in clinical development 9

10 THIO - CHECKPOINT INHIBITORS THIO CPIs A black and white logo Description automatically generated with low confidence ( cemiplimab ) (pembrolizumab) ( atezolizumab ) (nivolumab) ( durvalumab ) THIO has a dual MoA : Telomere targeting Immunogenic effect Checkpoint Inhibitors 1 2 3 Partnership for NSCLC

REGENERON AGREEMENT Company Logo Company Logo & REGENERON MAIA Biotechnology, Inc. Announces Clinical Supply Agreement with Regeneron for Phase 1/2 Clinicl Trail Evaluating THIO in Sequential Administration with Libtayo® (cemiplimab) in Advanced Non-Small Cell Lung Cancer 11

Company Logo THIO: CLINICAL DEVELOPMENT STRATEGY 12

13 THIO - 101 Ph 2 trial THIO + LIBTAYO® • Go - to - Market • NSCLC Second Line • REGN supply agreement • Enrolling at multiple sites in AUS and EU (2022) • File US IND and commence enrolling in US in 2023 • Select optimal dose and expand • File for accelerated approval (2025) THIO - 102 Ph 2 trial THIO + CPIs • Go - to - Market • CRC, HCC, ST • Select most efficacious combination with 3 CPIs • 9+ possible market entry indications • US, EU, Asia (2023) • File for accelerated approval (2026) THIO - 103 Ph 2/3 trial of THIO+CPIs • Confirmatory study for accelerated approvals • First Line NSCLC, SCLC to start • Market Expansion • 9+ tumor types • First approvals in additional tumor types / global markets CLINICAL DEVELOPMENT OVERVIEW

14 Primary Endpoints Safety, ORR Secondary Endpoints DCR (CR, PR or SD); DoR ; PFS; OS Exploratory Endpoints PK and PD (activity of THIO in circulating tumor cells measured by specific biomarkers) THIO 60mg (N=19) ORR, DCR N ≤ 41 per Arm THIO 360mg (N=19) THIO 180mg (N=19) c emiplimab NSCLC 2L+ Immune Activation RANDOMIZE Every 3 Weeks THIO - 101 TRIAL (ONGOING) Part B: Efficacy / Safety / Dose Selection Part C*: Registration Part A: Safety Expand best dose arm to N = 100 - 120 ORR, DoR A Multicenter , Open - Label, Dose - Finding Phase 2 Trial Evaluating the Safety and Efficacy of THIO Administered in Sequence with LIBTAYO® ( cemiplimab ) *Would require FDA agreement THIO 360mg ClinicalTrials.gov : https://clinicaltrials.gov/ct2/show/NCT05208944?term=05208944&draw=2&rank=1

15 THIO - 101 – RATIONALE Rechallenge with 5x more lung cancer cells with no additional treatment No recurrence No cancer immune memory due to THIO 20% PR 60% CR Mender et al, Cancer Cell, 2020; THIO followed by Tecentriq (atezolizumab; Roche/Genentech) tested first; repeated later with THIO followed by Keytruda (pembrolizumab; Merck); and Libtayo (cemiplimab; Regeneron) • THIO followed by CPI results in 60% complete response • No recurrence after long - term follow - up • Anticancer immune memory has been induced: no cancer after rechallenge with 5x more lung cancer (LLC) cells with no additional therapy

16 THIO - 101 – NON - SMALL CELL LUNG CANCER Catalyst Timing Current SoC (Chemo) Toxicity Q1 2023 72 - 79% Grd 3 - 4 ORR (Overall Response Rates) 2023 11 - 23% CR (Complete Response) 2023 0% DoR (Duration of Response), PFS (Progression Free Survival) 2024 4 - 4.5m OS (Overall Survival) 2025 8.1 - 10.5m • Target: 20% improvement on Standard of Care (SOC)

17 BIOMARKER – TIFS (TELOMERE DYSFUNCTION INDUCED FOCI) DAPI γH2AX Tel C Confocal microscopy image of LLC cell nucleus after treatment with THIO Quantification of TIFs induced in LLC cell by 3 µM of THIO THIO • Yellow dots indicated TIFs by THIO • Green dots - γ H2AX • Red dots - telomeres • TIFs induction reached max after ~ 48h • Formation of TIFs indicated on - target MOA of THIO

18 Baskets Umbrella Arms Immune Activation Part A/B: Safety/Efficacy Signal Part C: Pivotal Phase 2 THIO 1 THIO 1 CRC HCC 1 Dose to be selected from THIO - 101 study results 2 E.g. Breast, Prostate, Gastric, Pancreatic, Ovarian, etc THIO 1 Solid Tumors 2 Expand Best Combination Arms THIO (d1 - 3) + CPI (d5) q3w N= TBD A Multicenter , Open - label, Phase 2 Trial Evaluating the Safety and Efficacy of THIO Administered in Sequence with Anti - PD - 1 or Anti - PD - L1 THIO - 102 TRIAL (PLANNED) TECENTRIQ (atezo lizumab) LIBTAYO (cemiplimab ) KEYTRUDA (pembrolizumab) TECENTRIQ (atezo lizumab) LIBTAYO (cemiplimab ) KEYTRUDA (pembrolizumab) TECENTRIQ (atezo lizumab) LIBTAYO (cemiplimab ) KEYTRUDA (pembrolizumab)

19 THIO - 102 TRIAL – COLORECTAL RATIONALE 100% CR Rechallenge with 10x more CRC cells with no additional treatment No recurrence 100% CR No cancer immune memory due to THIO Mender et al, Cancer Cell, 2020 • THIO followed by CPI results in 100% complete response • No recurrence after long - term follow - up • Anticancer immune memory has been induced: no cancer after rechallenge with 10x more CRC cells with no additional therapy

20 THIO - 102 TRIAL - COLORECTAL Catalyst Timing Current SoC (Chemo) Toxicity 2024 50 - 60% Grd ≥ 3 ORR 2024 1 - 1.6% DoR , PFS 2025 1.9 - 2.0m OS 2026 6.4 - 7.2m • Target: 20% improvement on Standard of Care (SOC)

21 SCLC & HCC – ORPHAN DRUG DESIGNATION • THIO is synergistic with anti - PD - 1 agent Pembrolizumab in Small Cell Lung Carcinoma (H2081 ) in vivo in humanized murine cancer model. • Treatment with THIO followed by Pembrolizumab results in highly potent anticancer effect, as compared to Pembrolizumab alone. • THIO converts immunologically “cold non - responsive” SCLC tumor into “hot and responsive” to Pembrolizumab. SCLC • THIO is highly synergistic and effective in combination with anti - PD - L1 agent Atezolizumab and Ionizing Radiation (IR 10Gy) in HCC53N Hepatocellular Carcinoma. • Treatment with THIO in combination with IR and Atezolizumab results in a complete regression of aggressive HCC tumors. The combination of IR and Atezolizumab is just partially efficacious. HCC

22 THIO 1 Baskets SCLC First Line Immune Activation Part A/B: Safety/Efficacy Signal Part C: Pivotal Phase 3 THIO 1 NSCLC First Line 1 Dose to be selected from THIO - 101 study results EP + TECENTRIQ (atezo lizumab) A Multicenter , Open - label, Phase 2 Trial Evaluating the Safety and Efficacy of THIO Administered in Sequence with Anti - PD - 1 or Anti - PD - L1 THIO - 103 TRIAL (PLANNED) LIBTAYO (cemiplimab ) Expand to Pivotal Phase 3 N= TBD

23 Goal: New Chemical Entity (NCE) Marketing Exclusivity Robust and Growing Patent Portfolio for THIO • 1 issued US patent • 4 issued foreign patents • 5 pending US patent applications • 7 pending foreign patent applications Current patents/provisional applications broadly cover the following key areas: • Telomere targeting compounds (2034+) • THIO’s immunogenic treatment strategy: sequential combination with CPIs (2041) EXCLUSIVITY AND INTELLECTUAL PROPERTY • THIO has never been previously approved by the FDA for commercialization • Robust exclusivity • US: 7 years; EU, Japan, other markets: 10 years

24 • 22+ years in Oncology Pharma/ Biotech: Commercial, Medical • 12 compounds launched across 20+ tumor types • Leadership roles at Bayer ( Nexavar ), Astellas ( Tarceva , Xtandi), Cephalon ( Treanda ), Novartis ( Zometa ), and Incyte (Jakafi) • 25+ years as Scientist • Expert Drug Discovery and Development, Oncology with 120+ publications • Head of the J&J Oligonucleotide Center of Excellence Worldwide • E xpert of telomeres and telomerase in cancer, co - inventor of THIO • Hematologist/Oncologist executive • 21+ years of drug development experience: cell therapy, active immunotherapy and cancer vaccines, antibodies, antibody drug conjugates (ADCs), small molecules Vlad Vitoc, MD, MBA Founder, Chairman, and Chief Executive Officer Sergei Gryaznov , PhD Chief Scientific Officer Mihail Obrocea , MD Chief Medical Officer • 30+ years of financial expertise • CFO for privately held and publicly traded companies in the healthcare and other industries Joe McGuire Chief Financial Officer Pharmacyclics's Competitors, Revenue, Number of Employees, Funding, Acquisitions & News - Owler Company Profile Are deaths in Juno cancer trial just a 'bump in the road'? A close up of a sign Description automatically generated Puma Logo high res.png MedImmune - Wikipedia EXPERIENCED MANAGEMENT TEAM

25 Capitalization Table (as of 12/31/2022) Common stock 10,955,904 Options (WAEP: $2.55) 1 6,545,628 Warrants (WAEP: $6.04) 796,985 Fully Diluted Shares Outstanding 18,298,517 CAPITALIZATION TABLE & CASH BALANCE 1 4,282,309 options held by directors and officers Note: Directors and officers, and their affiliates, own 44% of the 18,298,517 fully diluted shares outstanding Cash Balance of $10.95 million (as of 12/31/2022)

26 INVESTMENT OPPORTUNITY

27 Keytruda® (pembrolizumab) Opdivo ® (nivolumab) Tecentriq ® ( atezolizumab ) Imfinzi ® ( durvalumab ) Libtayo ® (cemiplimab) SIGNIFICANT MARKET OPPORTUNITY NSCLC #1 WW Mortality: 1.6M Sales: $ 23B • 5 CPIs approved for NSCLC sold $12B • >50% of NSCLC drug sales • >40% of total CPI sales • Keytruda ® : $7.5B in NSCLC of $17.2B total Checkpoint Inhibitors $34B CPIs Group Developing agents for the top tumor types markets globally Partnership with Regeneron (Libtayo ® ) • Profile similar to Keytruda ® • Libtayo ® is entrant #5 in CPIs • Needs superior efficacy to Keytruda ® • Sequential combination with THIO is key CRC #2 WW Mortality: 943,000 Sales: $ 8 B

28 $ 48 M $2.4B $1.1B $1.6B $0.8B $4.1B Turning Point Therapeutics Announces Pricing of Initial Public Offering | Business Wire Mirati Therapeutics Reports Inducement Grant Under NASDAQ Listing Rule 5635(c)(4) Zentalis Pharmaceuticals COMPARABLE COMPANIES 28 • On June 3, 2022, Bristol Myers Squibb announced the acquisition of Turning Point Therapeutics in an all - cash transaction for $4.1B in equity value.

29 FDA ODDs HCC & SCLC THIO - 101 Safety Data THIO - 101 ORR THIO - 103 Ph 2/3 SCLC, NSCLC First Line Potential Accelerated Approval in US THIO - 102 Ph 2 CRC, HCC, ST THIO - 101 IND filing THIO - 101 Initiated NSCLC Ph 2 (AUS, EU) THIO - 101 OS THIO - 101 DoR , PFS MULTIPLE VALUE - DRIVING MILESTONES 2022 2023 2025 Filing for US approval 2024 • Major inflection points 29

30 MAIA BIOTECHNOLOGY LISTED NYSE: MAIA July 28, 2022